Exhibit 99.1

AIMEI HEALTH TECHNOLOGY CO., LTD. ANNOUNCES TERMINATION OF BUSINESS COMBINATION AGREEMENT WITH UNITED HYDROGEN GROUP INC.

Aimei Health Technology Co., Ltd. Announces Termination of Business Combination Agreement

NEW YORK, July 8, 2026 – Aimei Health Technology Co., Ltd (NASDAQ: AFJK, AFJKU, AFJKR, the “Company”) announced today that it has terminated the Business Combination Agreement, dated as of June 19, 2024, as amended on June 6, 2025, with United Hydrogen Group Inc. (“United Hydrogen”) and the other parties thereto.

The Company delivered a notice of termination to United Hydrogen on July 7, 2026, pursuant to Section 9.1(b) of the Business Combination Agreement, effective immediately. The termination was triggered by the occurrence of the applicable outside date, as the closing of the proposed business combination was not consummated on or prior to such date.

Xie Junheng, Chief Executive Officer and Director of the Company, stated, “Although we were unable to complete the proposed business combination with United Hydrogen within the required timeframe, we remain confident in our ability to identify and execute a compelling transaction in the future. We thank the United Hydrogen team for their efforts and professionalism throughout the process.”

Contact:

Xie Junheng

Aimei Health Technology Co., Ltd

10 East 53rd Street, Suite 3001

New York, NY 10022

Email: Xiejunheng@aimeihealth.com